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                                                                       EXHIBIT 5

(5) VOTING TRUST AGREEMENT

                          VOTING AGREEMENT -- FOUNDERS

This Voting Agreement (this "Agreement") is made and entered into as of February 27, 1998 among HyperBaric Systems, a California corporation (the "Company") and the holders of Common Stock of the Company who are signatories hereto (collectively the "Founders"), listed on Exhibit A hereto, which Exhibit may be updated from time to time to reflect changes, deletions or additions made in accordance with the terms herein.

                                    RECITALS

                A. The Founders desire to insure the long-term effectiveness of management in attaining the goals of all of the shareholders.

                B. The Founders desire to maintain a three-member Board of Directors and to nominate and elect certain Directors to serve on the Board, in accordance with the terms and conditions set forth below.

                                    AGREEMENT

                NOW, THEREFORE, the parties hereto hereby agree as follows:

                l. Shares Subject To Agreement. The Founders, as the holders of Common Stock of the Company each agree on behalf of themselves, and any transferee or assignee of any such shares of Common Stock during the term of this Agreement and any extensions thereof, to hold all of such shares of Common Stock held in their respective names (or held in trust under their control), and any other shares of stock of the Company acquired by any of them in the future (the "Founders' Shares") subject to, and to vote the Founders' Shares in accordance with, the provisions of this Agreement.

                The Company agrees that it shall not issue additional shares of its Common Stock unless and until the person to whom such security is to be issued becomes a party to this Agreement and agrees to be bound by all the provisions hereof. The parties hereto agree that any such additional purchaser may become a party hereto without further consent of the parties by signing this Agreement and being added to the list of parties on Exhibit A hereto. Notwithstanding the foregoing, the Board may approve the issuance of Common Stock to persons who are not bound by the provisions of this Agreement up to and including the aggregate amount of 500,000 shares.

                3. Nomination and Election Of Directors. The Company's Bylaws shall at all times authorize a three (3) member Board of Directors. Each of the undersigned hereby agrees to nominate and to vote all of their shares of Common Stock of the Company to elect Paul Okimoto, Harry Masuda and George Tsukuda as members of the Company's Board of Directors. Notwithstanding the above, if at any time any of the Directors named above is no longer a shareholder of the Company, then the remaining Founders may agree to nominate and elect a replacement for such Director(s). Furthermore, any two Directors may vote to remove and replace the third Director without cause at any time.


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                4.      Termination Of This Agreement. This Agreement shall
terminate upon the earlier of (a) the closing of the sale of the Company's Common Stock in a public offering; or (b) February 27, 2008.

                5.      Successors In Interest.

                        (a) The provisions of this Agreement shall be binding upon the successors in interest to any of the Founders' Shares. So long as this Agreement is in effect, the Company shall not permit the transfer of any of the Founders' Shares on its books or issue one or more new certificates for common stock unless and until the person or entity to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an original party to this Agreement.

                        (b) Each certificate representing any of the Founders' Shares shall be marked by the Company with a legend reading substantially as follows:

                "The shares evidenced hereby are subject to a Voting Agreement dated February 27, 1998 (a copy of which may be obtained from the issuer), and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of said Voting Agreement."

                6. Remedies. Each holder of Founders' Shares will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision hereof, and to exercise all other rights existing in its favor. Each holder of Founders' Shares agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each holder may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance in addition to injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement.

                7. Amendment And Waiver. No provision or term of this Agreement may be amended or waived without the written consent of all of the parties hereto.

                8. Severability. Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of such prohibited or invalidated provision.

                9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to contracts between California residents entered into and to be performed entirely within the State of California.


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                10.     Counterparts. The Agreement may be executed in two or
more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date hereinabove set forth.


                                        ----------------------------------------
                                        Investor Signature

                                        Name

                                        Address

                                        City, State Zip



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                                    EXHIBIT A

                                    FOUNDERS

        Paul Okimoto
        Harry Masuda
        Leonid Babak
        Vladimir L. Serebrennikov
        Vic Ivashin
        Natalia Lazouto
        John Webley
        George Tsukuda
        Betty Yamaguchi
        Mary T. Hernandez